EXHIBIT 99.1

Press Release	Source: AmeriChip International Inc.

AmeriChip International Inc. Signs Purchase Agreement With KSI Machine & Engineering Inc.

Wednesday December 22, 9:06 am ET

PLYMOUTH, Mich.--(BUSINESS WIRE)--Dec. 22, 2004--The Board of Directors of AmeriChip International Inc. (OTCBB:ACHI - News) announced that the Company has signed the Purchase Agreement with KSI Machine & Engineering ("KSI") Clinton Twp, MI. ( www.ksimachine.com) and made a further deposit of $100,000 to be held in escrow until time of closing, which is anticipated to be in January, 2005.

The material terms of the agreement are as follows:

This stock purchase will be for an aggregate consideration of $3.2 million. The Company has agreed, under a separate agreement with Mr. Jim Kotsonis, to issue 500,000 restricted shares of the Company's common stock for consulting services to be rendered over the next 18 months.

The Company is further pleased to report that Mr. Kotsonis has agreed to join the Board of Directors of AmeriChip effective at the time of closing. He will bring a wide breadth of knowledge and experience to the Company as he assists management in its business expansion model. Mr. Kotsonis will be responsible for purchasing new machinery, upgrading existing equipment to increase efficiencies and working with research and development on the integration of the patented LACC process within KSI. With the business available to KSI in the first quarter of 2005 it will continue to work throughout the Christmas holiday season and will also be adding additional shifts in the first quarter.

KSI is a well-established Tier One supplier based in Michigan. KSI is a leader in machining large industrial castings and molds for the automotive and aerospace industries utilizing state of the art CNC machinery that has revolutionized die machining. The benefits of this advanced technology to customers include reduced machine time, excellent machining accuracy, and less time through try-out. By incorporating the AmeriChip LACC process within KSI's successful and profitable business model of over forty years. AmeriChip expects to expand and enhance its product offering to its customer base.

The Company would like to acknowledge Legacy Assurance Company of Grand Blanc, MI for their professional conduct and assistance throughout the process of finalizing this transaction. (www.legacy-assurance.com)

AmeriChip expects that its LACC process will provide KSI with the unique, competitive and profitable advantage on quoting and securing purchase orders on long chip producing metals for large volume and long term production machining orders. The Board of Directors believes that this acquisition is not only a benchmark for AmeriChip but commences what management believes is an exciting beginning to its profitable and successful future.

Headquartered in Plymouth, MI, U.S.A., AmeriChip International Inc. holds a patented technology known as Laser Assisted Chip Control, the implementation of which results in efficient chip control management in industrial metal machining applications. This technology provides substantial savings in machining costs of certain automobile parts providing much more competitive pricing and more aggressive sales approaches within the industry.

The innovative AmeriChip business model, enhanced by its AmeriChip Tool and Abrasives subsidiary, is designed to establish an extensive resource for cost saving services and products that all cost conscious industrial steel and aluminum machining companies require. AmeriChip is committed to keeping jobs in America for Americans.

For more information, visit our website at www.americhipintl.com or, contact R. Windsor at 905-898-2646 or, send an e-mail to r.windsor@americhipintl.com.

This release may include projections of future results and "forward-looking statements" as that term is defined in Section 27A of the Securities Act of 1933 as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934 as amended (the "Exchange Act"). All statements that are included in this release, other than statements of historical fact, are forward-looking statements. Although management believes that the expectations reflected in these forward-looking statements are reasonable; it can give no assurance that such expectations will prove to have been correct. Important factors that could cause actual results to differ materially from the expectations disclosed in this release, including, the Risk Factors set forth in its Registration Statement on Form SB-2 (File No. 333-119331).

Contact:
AmeriChip International Inc.
R. Windsor, 905-898-2646
r.windsor@americhipintl.com
www.americhipintl.com

Source: AmeriChip International Inc.